[GRAPHIC OMITTED]                                 [GRAPHIC OMITTED]
CORPORATE INVESTOR RELATIONS            CONTACT:  Bob Daugherty
5333 - 15TH AVENUE SOUTH, SUITE 1500              President & CEO
SEATTLE, WA 98108                                 bdaugherty@humboldtbancorp.com
206.762.0993                                      916.783.2813
www.stockvalues.com                               Pat Rusnak, CFO
News Release                                      prusnak@humboldtbancorp.com
                                                  916.783.2812

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              Humboldt Bank Completes Sale of Proprietary Merchant
                          Bankcard Processing Division

ROSEVILLE, CA - March 13, 2003 /PRNewswire/ - Humboldt Bancorp (Nasdaq: HBEK), today announced that its wholly-owned subsidiary, Humboldt Bank, has completed the sale of its proprietary merchant bankcard processing division to a newly-formed affiliate of First National Bank Holding Company called Humboldt Merchant Services, LP. Under the terms of the agreement, which was originally announced on February 3, 2003, Humboldt Bank received $32 million in cash. Humboldt expects to recognize an after-tax gain related to this sale of approximately $18 million during the first quarter of 2003.

"With this transaction completed, we are now in a position to execute on our plan to improve the performance of our community bank franchise without distraction," remarked Robert M. Daugherty, President and Chief Executive Officer. "This, we believe, is the cornerstone for building shareholder value going forward."

As previously announced, Humboldt's Board of Directors has authorized the repurchase of up to 1.2 million shares, or approximately 10% of total shares outstanding. The common stock may be repurchased by Humboldt from time to time in open market transactions or in privately negotiated transactions as permitted under applicable rules and regulations. The repurchase program will begin immediately and may be modified, suspended or terminated at any time without notice. The extent to which Humboldt repurchases its shares and the timing of such purchases will depend upon market conditions and other corporate considerations.

Humboldt Bancorp had total assets of $1 billion at December 31, 2002. Through its principal operating subsidiary, Humboldt Bank, Humboldt Bancorp offers business and consumer banking services through 19 banking centers, throughout Northern California, including its Tehama Bank and Capitol Valley Bank divisions.

                             www.humboldtbancorp.com

This news release includes forward-looking statements, which management believes are a benefit to shareholders and investors. These forward-looking statements describe Humboldt Bancorp management's expectations regarding future events and developments, including the net gain recognized in connection with the sale of the proprietary merchant bankcard business, the success of initiatives to provide improved profitability of Humboldt's community bank operations and the ability of Humboldt to repurchase sufficient shares at acceptable price levels. Future events are difficult to predict, and the expectations described above are necessarily subject to risks and uncertainty that may cause actual results to differ materially and adversely. In addition, discussions about risks and uncertainties are set forth from time to time in the Company's publicly available Securities and Exchange Commission filings. Humboldt undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

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Note: Transmitted on PR Newswire on March 13, 2003 at 5:00 am PST.